Exhibit 5.2

[Letterhead of The Interpublic Group of Companies, Inc.]

NICHOLAS J. CAMERA

Senior Vice President

General Counsel and Secretary

November 18, 2004

The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas, 19th Floor

New York, New York 10036

THE INTERPUBLIC GROUP OF COMPANIES, INC.

REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

In my capacity as General Counsel to The Interpublic Group of Companies, Inc., a Delaware corporation (the “Company”), I have been asked to render this opinion as to the legality of the $350,000,000 in aggregate principal amount of the Company’s 6.25% Senior Notes due November 15, 2014 (the “Securities”) issued pursuant to a registration statement on Form S-3 (No. 333-109384) (the “Registration Statement”) under an indenture dated as of November 12, 2004 (the “Indenture”), between the Company and SunTrust Bank as trustee (the “Trustee”), as supplemented by a second supplemental indenture dated as of November 18, 2004 (the “Second Supplemental Indenture”).

In connection with this opinion, I have examined originals, conformed copies or photocopies, certified or otherwise identified to my satisfaction, of the following documents:

(a)	a copy of the Securities in global form as executed by the Company and authenticated by the Trustee;
(b)	an executed copy of the Indenture;
(c)	an executed copy of the Second Supplemental Indenture; and
(d)

copies of the Company’s Restated Certificate of Incorporation and By-Laws, each as amended through December 17, 2003 and July 31, 2003, respectively, certified by Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, I have reviewed the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, I am of the opinion that the Securities have been duly authorized, executed and delivered by the Company and are the valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity, and are entitled to the benefits of the Indenture and the Second Supplemental Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, I have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York, and, where necessary, the corporate laws of the State of Delaware.

I hereby consent to use of my opinion as herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption “Validity of Securities” in the prospectus forming part of the Registration Statement. By the giving of such consent, I do not admit that I am an expert with respect to any part of the Registration Statement, including this opinion as an exhibit, or otherwise, within the meaning of the term “Expert” as used in the Securities Act or the Trust Indenture Act of 1939, as amended, or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By:	/s/	Nicholas J. Camera
	Name:	Nicholas J. Camera
	Title:	Senior Vice President, General Counsel and Secretary